                                                                  EXHIBIT 6(b)

                                                                  CONFORMED COPY

                             DATED 27th October 1995


                    OLD MUTUAL SOUTH AFRICA EQUITY TRUST             (1)

                         OLD MUTUAL SOUTH AFRICA GROWTH
                             ASSETS FUND LIMITED                     (2)

                          SOUTH AFRICAN MUTUAL LIFE                  (3)
                                ASSURANCE SOCIETY

                 OLD MUTUAL ASSET MANAGERS (BERMUDA) LIMITED         (4)

                 OLD MUTUAL FUND HOLDINGS (BERMUDA) LIMITED          (5)

                                       and

                           SWISS BANK CORPORATION                    (6)

                        ---------------------------------
                                    AGREEMENT
               relating to the Placing of up to 20,000,000 shares
                                of US$ 1 each in
               Old Mutual South Africa Growth Assets Fund Limited
                        ---------------------------------


                                   Norton Rose
                                     London

                                    CONTENTS
                                    --------


CLAUSE                                          HEADING                                PAGE
1  Definitions and interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . .   2

2  Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

3  Delivery of documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

4  Placing and subscription   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

5  Application to the Irish Stock Exchange  . . . . . . . . . . . . . . . . . . . . . .  11

6  Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

7  Closing, allotment and settlement  . . . . . . . . . . . . . . . . . . . . . . . . .  13

8  Registration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

9  Remuneration and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

10 Representations, warranties and undertakings   . . . . . . . . . . . . . . . . . . .  16

11 Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

12 Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

13 Effect of termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

14 Continuing obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

15 Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

16 Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

17 Protection of trustees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

18 Governing law and jurisdiction   . . . . . . . . . . . . . . . . . . . . . . . . . .  26


SCHEDULE

1  Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

DOCUMENTS IN THE AGREED FORM

"A"         Formal Notice
"B"         Placement Memorandum
"C"         Placing Letter
"D"         Portfolio Transfer and Subscription Agreement
"E"         US Placement Agreement
"F"         US Private Placement Memorandum
"G"         Verification Notes
"H"         Legal opinion of Bowman Gilfillan Hayman Godfrey
"I"         Legal opinion of Bingham, Dana & Gould
"J"         Legal opinion of Conyers, Dill and Pearman

THIS AGREEMENT is made on 27TH October 1995 BETWEEN:

(1) OLD MUTUAL SOUTH AFRICA EQUITY TRUST, a Massachusetts trust organised as an open-ended investment company of Richmond House, 12 Par-la-Ville Road, Hamilton, Bermuda (the "MASTER TRUST");

(2) OLD MUTUAL SOUTH AFRICA GROWTH ASSETS FUND LIMITED, an open-ended investment company incorporated under the laws of Bermuda of Richmond House, 12 Par-la-Ville Road, Hamilton, Bermuda (the "SAGA FUND");

(3) SOUTH AFRICAN MUTUAL LIFE ASSURANCE SOCIETY, a mutual assurance society incorporated under the laws of South Africa of Mutualpark, Jan Smuts Drive, Pinelands 7405, PO Box 66, Cape Town, South Africa ("OLD MUTUAL);

(4) OLD MUTUAL ASSET MANAGERS (BERMUDA) LIMITED, a company incorporated under the laws of Bermuda of Richmond House, 12 Par-la-Ville Road, Hamilton, Bermuda ("OMAM");

(5) OLD MUTUAL FUND HOLDINGS (BERMUDA) LIMITED, a company incorporated under the laws of Bermuda of Richmond House, 12 Par- la-Ville Road, Hamilton, Bermuda ("OLD MUTUAL BERMUDA"); and

(6) SWISS BANK CORPORATION, a public company limited by shares incorporated in Switzerland and registered in England and Wales (under branch registration no. BR000326), whose principal place of business in England is at 1 High Timber Street, London EC4V 3SB acting through its division SBC Warburg ("SBC WARBURG").

WHEREAS:

(A) OMAM and Old Mutual Bermuda are respectively direct and indirect wholly owned subsidiaries of Old Mutual;

(B) OMAM will be the investment adviser to the Master Trust and to Old Mutual Global Assets Fund Limited (the "GLOBAL FUND"), an open-ended investment company incorporated in Bermuda, which will be a wholly owned subsidiary of Old Mutual Bermuda;

(C) the Master Trust, which is duly organised as a Massachusetts trust and is to be registered as an open-end management company under the Investment Company Act, has agreed to acquire a portfolio of South African investments from Old Mutual in exchange for Old Mutual Bermuda acquiring substantially all of the beneficial interest in the Master Trust;

(D) the SAGA Fund is duly incorporated in Bermuda with limited liability under the Companies Act 1981 with the policy of investing exclusively in the Master Trust;

(E) Old Mutual Equity Growth Assets South Africa Fund (the "OMEGA FUND") is duly organised as a Massachusetts business trust and is to be registered as an open-end management company under the Investment Company Act with the policy of investing exclusively in the Master Trust;

(F) the SAGA Fund was incorporated on 7th September 1995 with an authorised share capital of US$12,000 divided into 12,000 manager's shares of US$1 each, all of which were allotted and issued nil paid to Old Mutual Bermuda and, at the date hereof, the authorised share capital of the SAGA Fund is US$40,000,000 divided into 39,988,000 shares of US$1 each and 12,000 manager's shares all of which manager's shares are beneficially owned by Old Mutual Bermuda;

(G) by resolution of the board of directors of the SAGA Fund passed on 23rd October 1995, it was resolved to offer up to 20,000,000 Shares at a price of US$50 per Share payable in full on subscription pursuant to the Initial Offering on and subject to the terms and conditions set out herein and in the Placement Memorandum;

(H) the SAGA Fund is to make application, through NCB Stockbrokers Limited, to the Irish Stock Exchange for all the Shares referred to in recitals (F) and (G) to be admitted to the Official List;

(I) SG Warburg & Co., Inc. (the "US PLACING AGENT") has pursuant to a Placing Agreement bearing even date herewith made with the OMEGA Fund and others agreed (as agent of the OMEGA Fund) to use its best efforts to solicit offers to purchase shares of the OMEGA Fund in the United States of America; and

(J) on the terms and subject to the conditions set out herein, in reliance on the various representations, warranties, undertakings and indemnities contained herein SBC Warburg has agreed (as agent for the SAGA Fund) to use its reasonable endeavours to procure placees for Shares at US$50 per Share on and subject to the terms set out in the Placement Memorandum but so that SBC Warburg is not to be under any obligation whatsoever itself to subscribe for or to underwrite any Shares in the Placing.

NOW IT IS HEREBY AGREED as follows:

1  DEFINITIONS AND INTERPRETATION

1.1 In this Agreement (including its recitals), unless the context otherwise requires or otherwise defined herein, terms defined in the Placement Memorandum shall have the same meaning in this Agreement and the following words and expressions shall have the respective meanings set opposite them:

             "ACT" means the Companies Act 1981 of Bermuda (as amended)

             "ADMISSION" means the admission of the Issued Capital to the Official List

             "AFFILIATE" means, in relation to SBC Warburg, any holding company of such person and any subsidiary of any such holding company and any body corporate in which any of those entities holds a qualifying capital interest (within the meaning of paragraph 30 of schedule 1 to the FSA) and the directors, officers and employees of such person and of each of such entities

             "APPLICATION" means the application made by the SAGA Fund to the Irish Stock Exchange for up to 39,988,000 Shares to be admitted to the Official List

             "BUSINESS DAY" means any day which is not a day on which banking institutions in London or New York are generally obligated or authorised by law or executive order to close

             "BROKERS" means NCB Stockbrokers Limited of Ferry House, 48/53 Lower Mount Street, Dublin 2, Ireland

             "COMPLETION DAY" means the day on which Admission becomes effective in accordance with the Listing Rules

             "CONDITIONS" means the conditions set out in clause 2.1

             "DIRECTORS" means the persons named as directors of the SAGA Fund under the heading "MANAGEMENT - Directors and Trustees" in the Placement Memorandum

             "ENGAGEMENT LETTER" means two letters dated 1st September 1995 from SBC Warburg to Old Mutual relating to, inter alia, the Placing

             "FSA" means the Financial Services Act 1986

             "FORMAL NOTICE" means the document in the agreed form marked "A"

             "FUND" means the SAGA Fund and the Master Trust except as otherwise indicated

             "HOLDING COMPANY" has the meaning ascribed thereto by sections 736 and 736A. of the Companies Act 1985

             "INITIAL CLOSING DATE" means 10th November 1995 or such earlier or later business day (not being later than 10th December 1995) as SBC Warburg may, in agreement with the SAGA Fund and Old Mutual determine on which the closing of the Initial Offering is to occur

             "INITIAL OFFERING" means the proposed placing with institutions and other investors outside the United States of up to 20,000,000 Shares at the Placing Price and otherwise on the terms and conditions set out in this Agreement and the Issue Documents

             "INITIAL OFFERING TERMINATION DATE" means 7th November 1995 or such earlier or later business day (not being later than 10th December
             1995) as SBC Warburg may in agreement with the SAGA Fund and Old Mutual determine by which Placing commitments are to be received

             "INVESTMENT COMPANY ACT" means the United States Investment Company Act of 1940 (as amended)

             "IRISH COMPANIES ACT" means the Companies Act 1963 of the Republic of Ireland

             "IRISH STOCK EXCHANGE" means the Irish Unit of The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or any successor thereto for the time being

             "ISSUE DOCUMENTS" means the Placement Memorandum and the relevant Placing Letter

             "ISSUED CAPITAL" means the Shares which fall to be issued pursuant to the Initial Offering

             "LIBOR" means the offered rate in the London Interbank Market quoted at or about 11.00 a.m. on the Initial Closing Date for overnight US dollar deposits on the page "LIBOR" of the Reuter Monitor Money Rates Services or, if more than one rate is offered, the arithmetic mean thereof

             "LISTING RULES" means the listing rules of the Irish Stock Exchange

             "MAJORITY OF OUTSTANDING VOTING SECURITIES" has the meaning assigned thereto in the Investment Company Act

             "MATERIAL CONTRACTS" means the agreements referred to in paragraph 7 under "Additional Information" in the Placement Memorandum

             "OFFICIAL LIST" means the Official List of the Irish Stock Exchange

             "PLACEES" means persons who agree (on the terms and subject to the conditions set out or referred to in the Placing Letter) to acquire Shares pursuant to the Initial Offering and "PLACEE" shall be construed accordingly

             "PLACING" means the Initial Offering

             "PLACEMENT MEMORANDUM" means the document proposed to be issued in connection with the Application and the Initial Offering as approved by the Irish Stock Exchange, which will comprise listing particulars with regard to the SAGA Fund, a final proof of which is in the agreed form marked "B"

             "PLACING LETTER" means the letter in the agreed form marked "C" and, where the context admits, any equivalent document in substantially the same form used by any placing agent appointed pursuant to clause 4.2

             "PLACING PRICE" means the sum of US$50 per Share

             "PORTFOLIO" means the portfolio of South African securities to be transferred from Old Mutual to the Master Trust as stated in the Placement Memorandum

             "PORTFOLIO TRANSFER AND SUBSCRIPTION AGREEMENT" means an agreement in the agreed form marked "D" dated 23rd October 1995 made between Old Mutual (1), Old Mutual Bermuda (2), the Master Trust (3), the OMEGA Fund (4), the SAGA Fund (5), the Global Fund (6) and OMAM (7)

             "QUALIFYING SHARES" means Shares that are (1) sold in the Initial Offering or, if they are sold to "Category C clients" as referred to in the Engagement Letter, in the Second Offering and (2) continuously outstanding during the period ending on the third anniversary of the Initial Closing Date

             "REGULATION S" means regulation S under the Securities Act

             "SECOND OFFERING" means the offer for up to 6 months after the Initial Closing Date of any remaining Shares at a price equal to their net asset value plus a sales charge

             "SECURITIES ACT" means the United States Securities Act of 1933 (as amended)

             "SHARES" means shares of US$1.00 each in the capital of the SAGA Fund to be allotted and issued for the purposes of the Placing

             "STATUTES" means the Act, the Irish Companies Act, the FSA and any regulations made thereunder

             "SUBSIDIARY" has the meaning ascribed thereto by sections 736 and 736A of the Companies Act 1985

             "US DOLLARS", "US$" and "CENT" means the currency of the United States of America

             "US PERSON" means a person or entity defined as such in Rule 902(o) under the Securities Act

             "US PLACEMENT AGREEMENT" means the final form of the placement agreement between the OMEGA Fund and others and the US Placing Agent relating to the placing of shares in the OMEGA Fund in the United States which is in the agreed form marked "E"

             "US PRIVATE PLACEMENT MEMORANDUM" means the document issued in connection with the placing of shares in the OMEGA Fund which is in the agreed form marked "F"

             "VAT" means United Kingdom value added tax

             "VATA" means the Value Added Tax Act 1983

             "VERIFICATION NOTES" means the questions and answers thereto contained in the three documents copies of which are in the agreed form all marked "G" entitled "Verification Notes" and signed by or initialled on behalf of each of the persons named therein as being responsible for such answers, together with the supporting documentation in relation thereto

             "WARRANTIES" means the representations, warranties and undertakings made and given pursuant to clause 10 and schedule 1

             "WARRANTORS" means the Master Trust, the SAGA Fund, Old Mutual, OMAM and Old Mutual Bermuda.

1.2 Any reference to a document being "in the agreed form" is to such document in the form agreed between Old Mutual, the SAGA Fund and SBC Warburg prior to the exchange of this Agreement and signed by each of them or on their behalf for the purpose of identification, with such amendments thereto (if any) as may be agreed between Old Mutual, the SAGA Fund and SBC Warburg.

1.3          Words denoting the singular include the plural and vice versa.
             Words importing any gender shall include every gender and words denoting persons shall include corporations, unincorporated associations, partnerships, trusts, joint ventures and other legal entities.

1.4 The index and headings in this Agreement have been inserted for convenience only and shall not affect the interpretation of this Agreement. References to recitals, clauses and schedules are to the recitals and clauses of and the schedules to this Agreement. The contents of the schedules shall have as full effect as if the same were incorporated herein and terms defined herein have the same meaning in any schedule.

1.5 Except where otherwise stated, references in this Agreement to any statute or statutory provision include any replacement, re-enactment, modification or extension thereof (whether before, on or after the date hereof), any statutory provision of which the provision referred to is a re-enactment (whether with or without modification), and any orders, regulations, instruments or other subordinate legislation made under the statutory provision referred to.

1.6 Except where otherwise stated, reference in this Agreement to any statute or statutory provision is to the relevant statute or provision in Great Britain.

1.7 Reference in any form to the knowledge, information, belief or awareness of any person shall be deemed to include any knowledge, information, belief or awareness which such person would have had if he had made all such enquiries as were reasonable to be made by such person in the context of the Placing.

1.8 Unless otherwise expressly provided, all references in this Agreement to time are to the time in London.

2            CONDITIONS

2.1 The obligations hereunder of SBC Warburg as placing agent of the SAGA Fund for the purpose of placing Shares (except to the extent that prior performance or observance of such obligations is required hereunder) are conditional on:

             (a) the document in the agreed form marked "B" (with such amendments thereto, if any, as may be agreed between Old Mutual, the SAGA Fund and SBC Warburg) having been approved by the Committee of the Irish Stock Exchange as listing particulars for the purposes of the Listing Rules not later than 12 noon on 27th October 1995 and in any event prior to its delivery to the Registrar of Companies in Dublin;

             (b) the signing by the Chairman of the Directors and two other Directors (or by their respective agents or attorneys duly authorised in writing) of two copies of the Placement Memorandum and the delivery of such signed copies, together with, if applicable, such authorisation, to the Brokers not later than 12 noon on 27th October 1995;

             (c) one copy of the Placement Memorandum having been delivered to the Registrar of Companies in Dublin for registration as required by Section 364 of the Irish Companies Act not later than 3.00 p.m. on 27th October 1995;

             (d) the Formal Notice having been submitted to, and its contents having been approved by, the Irish Stock Exchange not later than 4.00 p.m. on 10th November 1995;

             (e) a minimum of 24,000 Shares falling to be allotted pursuant to the Initial Offering;

             (f) Admission becoming effective in accordance with the Listing Rules not later than 9.30 a.m. on 13th November 1995;

             (g) on or before the Initial Closing Date there having been delivered to SBC Warburg legal opinions, in form and substance satisfactory to SBC Warburg, dated as at the Initial Closing Date, from (i) Bowman Gilfillan Hayman Godfrey, legal advisers in South Africa to SBC Warburg, the Master Trust, the OMEGA Fund and the SAGA Fund to the effect set forth in the agreed form draft document marked "H"(ii) Bingham, Dana & Gould, legal advisers in the United States of America to the OMEGA Fund, the Master Trust and the SAGA Fund to the effect set forth in the agreed form draft document marked "I" and (iii) Conyers, Dill and Pearman, legal advisers in Bermuda to the Master Trust, the OMEGA Fund and the SAGA Fund to the effect set forth in the agreed form draft document marked "J";

             (h) none of the Warranties being or having become untrue, inaccurate or misleading in any material respect at any time before this Agreement becomes unconditional in all other respects and no fact or circumstance having arisen and nothing having been done or omitted to be done which would render any of the Warranties untrue or inaccurate in any material respect if it was repeated as at Admission save to the extent that such breach has been waived by SBC Warburg.

2.2 SBC Warburg shall, after consultation with Old Mutual, have power in its absolute discretion, and on such terms as it shall in its absolute discretion think fit, to waive fulfilment of all or any of the Conditions (other than those set out in clauses 2.1(e) and (f)) and/or to extend the time provided for fulfilment of any of the Conditions in respect of all or any part of the performance thereof but so that such extension shall not go beyond 9.30 a.m. on 10th December 1995.

2.3 If any of the Conditions is not fulfilled (or waived by SBC Warburg in exercise of the power provided in clause 2.2 or varied by agreement between the parties hereto) or shall have become incapable of being fulfilled and is not so waived by the respective time and/or date therein specified (or any later time and/or date to which the time provided for fulfilment of such Condition is extended in accordance with clause 2.2), the provisions of clause 13 shall apply.

2.4 Each party agrees to use all reasonable endeavours to procure that each of the Conditions is fulfilled by the respective time and/or date therein specified.

3            DELIVERY OF DOCUMENTS

3.1 As soon as practicable after execution of this Agreement and in any event not later than 5.00 p.m. on 9th November 1995, the SAGA Fund shall deliver, or procure that there are delivered, to SBC Warburg:

             (a) four copies of the Placement Memorandum signed by each of the Directors (or by his agent or attorney duly authorised in writing), together with a certified copy of any such authorisations;

             (b) one copy of the Verification Notes signed by or on behalf of each of the persons named therein as being responsible therefor, including, in the case of those relating to the Placement Memorandum, each of the Directors;

             (c) one certified copy of the minutes of the meeting of the Directors (in, or substantially in, the form previously approved by SBC Warburg) at which resolutions were passed, inter alia, approving the Placement Memorandum and authorising its issue and approving this Agreement, the other Material Contracts and the making of the Application, together with one copy of all documents referred to in such minutes as being produced at such meeting to the extent not otherwise provided to be supplied pursuant to this clause;

             (d) one certified copy of each of the Memorandum and Articles of Association and Bye-laws of the SAGA Fund and the Declaration of Trust of the Master Trust;

             (e) one certified copy of (i) the responsibility statement given by each of the Directors in relation to the Placement Memorandum and (ii) any power of attorney or other authority granted by a Director pursuant to which any of the documentation referred to in this clause 3.1 is signed;

             (f) a copy of the memorandum prepared by Norton Rose explaining to the Directors the nature of their responsibilities and obligations in connection with the issue of the Placement Memorandum;

             (g) one certified copy of the certificate of incorporation of the SAGA Fund;

             (h) one certified copy of each of the Material Contracts other than this Agreement.

             In this clause 3.1 references to a certified copy shall mean a copy of the relevant document certified by a Director or the Secretary of the SAGA Fund as being a true copy of the original.

3.2 SBC Warburg may, in its absolute discretion, waive the requirement that the SAGA Fund deliver to it any of the documents referred to in clause 3.1 or may extend the time for delivery of any such documents. Any waiver or extension may be granted by SBC Warburg subject to such conditions as it shall in its absolute discretion determine.

3.3 As soon as reasonably practicable following the making of a request in writing therefor by SBC Warburg to the SAGA Fund, the SAGA Fund shall procure the delivery to SBC Warburg (or as SBC Warburg may reasonably direct) of all such further information and documents as SBC Warburg may reasonably require and which shall reasonably be necessary for the purpose of SBC Warburg fulfilling its obligations pursuant to this Agreement and in connection with the Initial Offering.

4            PLACING AND SUBSCRIPTION

4.1 The SAGA Fund hereby irrevocably appoints SBC Warburg to act as the sole lead agent of the SAGA Fund for the purpose of placing Shares pursuant to the Initial Offering, which appointment SBC Warburg hereby accepts. The SAGA Fund hereby confirms that the foregoing appointment confers on SBC Warburg as agent as aforesaid all powers (including the power to appoint placing agents subject as hereinafter provided), authorities and discretions on behalf of the SAGA Fund which are necessary for, or reasonably incidental to, the performance of its duties hereunder on the terms and subject to the conditions set out or referred to in this Agreement and the Issue Documents, and the SAGA Fund hereby agrees to ratify and confirm everything which SBC Warburg (and any placing agent appointed under clause 4.2) shall lawfully do in the exercise of their respective appointments, powers, authorities and discretions hereunder and thereunder.

4.2 Without prejudice to the generality of clause 4.1, the SAGA Fund hereby authorises SBC Warburg to appoint (on behalf of the SAGA
             Fund) one or more placing agents approved in advance of their appointment by Old Mutual and the SAGA Fund in connection with the Placing, which agents shall be the agents of the SAGA Fund and not of SBC Warburg. Such appointments shall be on such terms as the SAGA Fund and Old Mutual shall approve, such approval not to be unreasonably withheld or delayed. For the avoidance of any doubt, SBC Warburg shall have no liability whatsoever for, or as a result of, the acts or omissions of any placing agent appointed pursuant to this clause 4.2 or for the negligence, fraud or default of any such placing agent, unless such placing agent shall be an Affiliate of SBC Warburg.

4.3 Pursuant to the appointment made by clause 4.1, on the terms and subject to the conditions set out herein and in the Placement Memorandum and in reliance on the Warranties and the indemnities contained in clause 11, SBC Warburg hereby undertakes (as agent for the SAGA Fund) to use its reasonable endeavours to procure placees for Shares on the terms and subject to the conditions set out in this Agreement and the Issue Documents, and the SAGA Fund approves and adopts the issue by SBC Warburg of the Placing Letter for such purpose.

4.4 For the avoidance of any doubt nothing in this Agreement or otherwise shall oblige SBC Warburg to apply for or subscribe for any Shares pursuant to the Placing or otherwise or impose an absolute obligation on SBC Warburg to procure subscribers therefor (whether pursuant to the Placing or otherwise), although SBC Warburg and its affiliates shall not be debarred from participating in the Placing.

4.5 SBC Warburg represents and warrants and agrees with the SAGA Fund , the Master Trust and Old Mutual that (i) in marketing the Shares to potential Placees under the Initial Offering, to the best of its knowledge information and belief, SBC Warburg and any person authorised to act on its behalf has acted and will act in accordance with market practice and has not acted and will not act in a manner which is likely to prejudice materially the interests of the SAGA Fund (ii) this Agreement has been duly authorised and executed on behalf of SBC Warburg and constitutes the legal, valid, binding and enforceable obligation of SBC Warburg, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (iii) to the best of its knowledge information and belief, neither SBC Warburg nor any person acting on its behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the Shares in the United States and (iv) to the best of its knowledge information and belief, neither SBC Warburg nor any person acting on its behalf has offered or sold and will not offer or sell the Shares in the United States or for the account of a US Person.

4.6 If it should appear reasonably likely that less than US$1,000,000,000 will be subscribed in aggregate for Shares under the Initial Offering and shares of the OMEGA Fund under the Initial Offering (as defined in the US Placement Agreement) the parties hereto will, as soon as practicable after signature of this Agreement, negotiate in good faith with each other and with Fleming Martin and Rand International with a view to entering into a separate agreement relating to the Second Offering as soon as practicable. Such negotiations will be with a view to (a) SBC Warburg, Fleming Martin and Rand International acting as agents for the purpose of soliciting offers to subscribe for Shares pursuant to the Second Offering and (b) the Second Offering being made on substantially the terms and conditions described or referred to in the Placement Memorandum and in the Engagement Letter.

5            APPLICATION TO THE IRISH STOCK EXCHANGE

5.1 The SAGA Fund hereby confirms to SBC Warburg that it has made application through the Brokers to the Irish Stock Exchange for approval of the Placement Memorandum as listing particulars and the SAGA Fund hereby undertakes to SBC Warburg that it will proceed, at its own expense, with the Application and the SAGA Fund shall, to the extent that the same lies within its powers and it is lawful to do so, take all such steps, execute all such documents, supply all such information and documents, give all such undertakings, pay all such fees and other expenses and do or procure to be done all such things as may be properly required by the Irish Stock Exchange or reasonably required by SBC Warburg in relation to the Application and to obtain the approval of the Committee of the Irish Stock Exchange to the admission of the Issued

             Capital to the Official List (subject only to allotment) so as to enable Admission to become effective by 9.30 a.m. on 13th November 1995.

5.2          The SAGA Fund shall procure that:

             (a) subject to the Placement Memorandum having been approved by the Irish Stock Exchange, one copy thereof shall be delivered to the Registrar of Companies in Dublin for registration as required by Section 364 of the Irish Companies Act by not later than 3.00 p.m. on 27th October 1995;

             (b) subject to delivery of the Placement Memorandum for registration as required by clause 5.2(a), the Placement Memorandum shall be made available as required by the Listing Rules and the Formal Notice shall be published in the Irish Stock Exchange Daily Official List by not later than 10th November 1995 or in such other manner or on such other date as the SAGA Fund and SBC Warburg may agree, subject, to the approval of the Irish Stock Exchange. If for any reason such advertising of the Formal Notice as aforesaid does not take place, such other advertising of or other means of publicising the Placement Memorandum as shall be practicable shall take place on such date(s) as the SAGA Fund and SBC Warburg may agree subject to the approval of the Irish Stock Exchange; and

             (c) the documents stated in the Placement Memorandum as being available for inspection shall be made so available at the places mentioned therein as required by the Listing Rules.

5.3 Each of the SAGA Fund, the Master Trust and Old Mutual agrees with SBC Warburg that if at any time after submission of the Placement Memorandum to the Irish Stock Exchange and before Admission there is a material change affecting any matter contained in the Placement Memorandum the inclusion of which was required by the Irish Companies Act or by the Listing Rules or by the Irish Stock Exchange or a significant new matter arises the inclusion in the Placement Memorandum of information in respect of which would have been so required if it had arisen before the Placement Memorandum was so submitted, each of the SAGA Fund, the Master Trust and Old Mutual undertakes promptly to notify SBC Warburg thereof (with full details) forthwith upon becoming aware of the same (but if one of the SAGA Fund, the Master Trust or Old Mutual shall so notify, the others shall not be obliged to make the same notification). In any such case, without limitation or prejudice to the rights of SBC Warburg under clause 13, SBC Warburg may require the SAGA Fund at its own expense to make or cause to be made such announcement and/or despatch such communication or supplement to the Placement Memorandum as SBC Warburg shall, after consultation with the SAGA Fund, reasonably consider necessary and the SAGA Fund and SBC Warburg shall promptly consult regarding the form and contents, and method of publication, of any further document which may be required. For the avoidance of doubt the SAGA Fund shall not publish any such further document unless and until it is approved by SBC Warburg (such approval not to be unreasonably withheld or delayed) and by the Irish Stock Exchange (through the Brokers).

5.4 SBC Warburg shall provide all reasonable and timely assistance to the SAGA Fund in connection with the Application.

6            ANNOUNCEMENTS

6.1 The SAGA Fund hereby authorises and directs SBC Warburg to release to the Irish Stock Exchange (through the Brokers) on the Completion Day an announcement in the form required by the Irish Stock Exchange in connection with the Listing of the Shares.

6.2 Save as provided in clauses 4.3, 5, 6.1 or 10.4 or as required by law or by the Irish Stock Exchange, all announcements and circulars by or on behalf of any of the parties hereto and relating to the Placing and its associated transactions shall be in terms to be agreed between Old Mutual, the SAGA Fund and SBC Warburg, such agreement not to be unreasonably withheld or delayed.

7            CLOSING, ALLOTMENT AND SETTLEMENT

7.1 It is agreed that allocations of Shares under the Initial Offering shall be determined by SBC Warburg at its discretion after consultation with the SAGA Fund and Old Mutual and SBC Warburg shall notify the SAGA Fund and Old Mutual if it wishes to reject any proposed subscription in whole or in part. No allocation of Shares under the Initial Offering shall be made to any single investor (or any investor which together with its affiliates (as defined in the US Placement Agreement)) which is proposing to subscribe for 3,000,000 or more Shares without the consent of the SAGA Fund and Old Mutual. The SAGA Fund shall, as soon as practicable following fulfilment or waiver of the Conditions (other than that set out in clause 2.1(f)) and in any event not later than
             5.00 p.m. (Bermuda time) on the Initial Closing Date by resolution of the board of directors of the SAGA Fund (or a duly authorised committee thereof) allot fully paid to Placees the numbers of Shares which they have agreed to acquire pursuant to the Initial Offering in such proportions and such names as SBC Warburg shall previously have notified to the SAGA Fund.

7.2 The Placing Letters will request Placees to make payment for their Shares directly to a nominated bank account of the SAGA Fund by not later than 9.30 a.m. (United States Eastern time) on the Initial Closing Date and the SAGA Fund will give details in writing to SBC Warburg by not later than 11 a.m. (United States Eastern time) on the Initial Closing Date of any Placee which has not made payment to the SAGA Fund for the Shares to be subscribed by it. If there is any such Placee SBC Warburg may either cancel the relevant allocation to such Placee on behalf of the SAGA Fund or accept, with the consent of the SAGA Fund, such late payment with interest thereon (for the account of the SAGA Fund) at LIBOR plus 1 per cent. in respect of each day (or part thereof) from the due time for such payment to the time when such payment is actually made.

7.3 The Shares to be allotted pursuant to clause 7.1 shall be allotted subject to the Memorandum of Association and Bye- laws of the SAGA Fund and on the terms set out or referred to in this Agreement and the Placement Memorandum free from all liens, charges, encumbrances, equities and other third party rights of any nature whatsoever.

7.4 The resolution allotting Shares to be made pursuant to clause 7.1 shall be on terms directing the Secretary of the SAGA Fund to issue Shares in the proportions and names referred to in clause 7.1 upon and subject to Admission.

7.5 The SAGA Fund shall deliver to the Brokers a certified copy of the resolutions of the board of directors of the SAGA Fund (or a duly authorised committee thereof) allotting Shares pursuant to clause 7.1, if practicable, so as to permit the same to be delivered to the Irish Stock Exchange by 9.00 a.m. on the day on which Admission is expected to become effective.

8            REGISTRATION

8.1          The SAGA Fund shall procure that at the cost of the SAGA Fund:

             (a) confirmations of ownership in respect of the Shares allotted pursuant to the Initial Offering in the names of the respective allottees shall be prepared and despatched to such persons not later than 14th November 1995 provided that no such confirmations shall be required to be despatched in respect of Shares for which payment has not been received; and

             (b) as soon as reasonably practicable after Admission the register of members of the SAGA Fund shall be made up to reflect such allotments and transfers.

8.2 The SAGA Fund hereby undertakes to SBC Warburg that, as soon as reasonably practicable following receipt of a late payment from a Placee which has been allotted Shares pursuant to clause 7.2 it shall notify SBC Warburg thereof and arrange for a confirmation of ownership to be despatched to such Placee.

9            REMUNERATION AND EXPENSES

9.1          Subject to this Agreement becoming unconditional in all respects:

             (a) the Master Trust shall pay to SBC Warburg, a placement fee equal to 0.25 per cent of an amount determined by multiplying the total number of Shares of the SAGA Fund placed in the Initial Offering by SBC Warburg (or any agent appointed pursuant to clause 4.2) by the Placing Price;

             (b) the SAGA Fund shall pay to SBC Warburg, an amount equal to the out-of-pocket expenses (including but not limited to legal and accountancy fees and disbursements in any jurisdiction plus any VAT (or equivalent tax) charged thereon to the extent that SBC Warburg is not entitled to a credit therefor under sections 14 and 15 VATA or any equivalent legislation) reasonably incurred by SBC Warburg in connection with the Placing and the Application.

             The amount payable pursuant to clause 9.1(a) shall become due and payable by the Master Trust to SBC Warburg at 10 a.m. on the Completion Day. The amount payable pursuant to clause 9.1(b) shall be payable on demand by SBC Warburg.

9.2 Subject as provided in clause 13, the SAGA Fund hereby agrees with and undertakes to SBC Warburg that it shall be liable for, and shall promptly pay, all the preliminary costs and expenses of the SAGA Fund, and all costs, charges, fees and expenses howsoever of, or incidental to, the Initial Offering and the Application, including without limitation, all fees of the Irish Stock Exchange, all accountancy and legal expenses in any jurisdiction and public relations consultants', design consultants' and other professional fees, the costs of printing, advertising and circulating the Issue Documents and any related documents, transfer agents' fees and expenses and all costs of marketing the Initial Offering (including without limitation the roadshows), together, in each case, if appropriate, with any VAT thereon. In the event that any such costs, charges, fees or expenses are in the first instance incurred by SBC Warburg, the SAGA Fund shall promptly reimburse SBC Warburg in respect of the same. The Master Trust agrees to pay all the costs of its establishment.

9.3 All sums payable to SBC Warburg under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the party required to make the payment shall pay to SBC Warburg such additional amount as shall be required to ensure that the net amount retained by SBC Warburg is equal to the full amount which would have been received by it had no such deduction or withholding been made.

9.4 Where the SAGA Fund reimburses SBC Warburg in respect of any costs, charges or expenses, the SAGA Fund shall in addition pay to SBC Warburg in respect of VAT:

             (a) if any reimbursement in respect of costs, charges or expenses constitutes part of the consideration for any supply of services to the SAGA Fund, such amount as equals any VAT charged to SBC Warburg in respect of the said costs, charges or expenses which is not recoverable by SBC Warburg by repayment or set-off, together with any amount representing any VAT properly chargeable in respect of the consideration for that supply (including such irrecoverable VAT); and

             (b) if any such costs, charges or expenses constitute disbursements incurred by SBC Warburg as agent on behalf of the SAGA Fund, any VAT charged thereon to SBC Warburg.

9.5 OMAM shall on the third anniversary of the Initial Closing Date, pay or procure the payment to SBC Warburg for providing or procuring the provision of ongoing services for shareholders a servicing fee in respect of all Qualifying Shares of an amount equal to 0.125 per cent per annum of the proportion of the Master Trust's average daily net assets represented by Qualifying Shares during the period ending on such third anniversary.

9.6 Each of OMAM and Old Mutual undertakes to SBC Warburg at its own expense to take such steps as may be necessary and as shall be reasonably satisfactory to SBC Warburg in order to ensure that Qualifying Shares are at all times capable of being identified and to ensure that the amount of the servicing fee payable to SBC Warburg pursuant to clause 9.5 is capable of being determined. The Master Trust and the SAGA Fund agree to facilitate the taking of such steps by OMAM and Old Mutual to the extent practicable. For the purpose of determining such servicing fee if a holder of both Shares which are eligible to become Qualifying Shares ("Eligible Shares") and other Shares redeems any Shares he shall be deemed not to have redeemed any Eligible Shares until all such other Shares have been redeemed by him. Any dispute or difference as to such servicing fee shall be referred to the auditors of the Master Trust for the time being who shall be deemed to be acting as experts and not as arbitrators and whose certificate as to such servicing fee shall be final and binding on the parties. The fees of such auditors shall be borne by Old Mutual and SBC Warburg equally and such parties shall undertake liability to such auditors for the payment of their fees.

9.7 Any VAT properly chargeable in respect of any amount payable to SBC Warburg pursuant to this Agreement (including without limitation clause 9.1) shall be paid in addition to, and together with and at the same time as, such amount.

9.8 OMAM shall provide or cause to be provided to the board of trustees of the Master Trust such written reports regarding the amount and purpose of any expenditures made pursuant to the Master Trust 12b-1 Plan as may be required by Rule 12b- 1(b)(3)(ii) under the Investment Company Act.

10           REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

10.1 In consideration of SBC Warburg entering into this Agreement the Warrantors (other than the Master Trust) jointly and severally represent, warrant and undertake and The Master Trust severally represents, warrants and undertakes

             (but only for or as to itself, as the case may be) to SBC Warburg in the terms set out in schedule 1.

10.2         (a)      If a claim is made under this Agreement against a
                      Warrantor other than the SAGA Fund or the Master Trust, such Warrantor shall not have, or pursue, any claim or third party action to join, claim against, seek a contribution from or otherwise claim or seek damages or compensation from the SAGA Fund or the Master Trust.

             (b) Each Warrantor other than the SAGA Fund and the Master Trust hereby confirms to SBC Warburg that neither the SAGA Fund nor the Master Trust has entered into any agreement or arrangement concerning its liability for any breach of the Warranties given by such Warrantor in schedule 1 or its liability in relation to any other covenant, term or condition set forth in this Agreement.

10.3         Each of the Warrantors severally undertakes to SBC Warburg:

             (a) that it shall not do or procure or knowingly allow (so far as it is within its power not to so allow) any act or omission before Admission which would constitute a breach of any of the Warranties or would make any of them untrue or inaccurate or misleading if repeated by reference to the facts and circumstances subsisting at any time prior to Admission; and

             (b) to notify SBC Warburg forthwith if it becomes aware at any time up to Admission that any of the Warranties was untrue or inaccurate or misleading in any material respect or would, if repeated by reference to the facts and circumstances subsisting at any time prior to Admission, be untrue or inaccurate or misleading in any material respect.

10.4 If at any time prior to Admission SBC Warburg shall receive notification pursuant to clause 10.3(b) or shall otherwise become aware that any of the Warranties is or has become or is likely to become untrue, inaccurate or misleading in any material respect, SBC Warburg may, without prejudice to its right to terminate its obligations under this Agreement pursuant to clause 12, require the SAGA Fund and/or the Master Trust and/or Old Mutual at its own expense to make or cause to be made such announcement and/or despatch such communication as SBC Warburg may reasonably require.

10.5 If supplementary listing particulars or a supplement to the Placement Memorandum is required to be published, whether pursuant to the Listing Rules or otherwise the Warranties shall, notwithstanding any provision of this Agreement, be deemed to be repeated on the date of publication of such supplementary listing particulars or supplement to the Placement Memorandum and when so repeated shall be read and construed as if the references therein to the Placement Memorandum meant the Placement Memorandum when read together with such supplementary listing particulars or supplement.

10.6 The Warranties shall remain in full force and effect notwithstanding completion of this Agreement and the Placing.

10.7 Each Warrantor undertakes to SBC Warburg to comply with the obligations undertaken by it under the Portfolio Transfer and Subscription Agreement.

10.8 Old Mutual undertakes to ensure that each of Old Mutual Bermuda and OMAM complies with its obligations under this Agreement.

10.9 The Master Trust undertakes to SBC Warburg and the SAGA Fund (i) that it will not, within a period of 12 months from the Initial Closing Date without prior consultation with SBC Warburg and the SAGA Fund, issue any shares of beneficial interest in the Master Trust to investors other than OMAM, the SAGA Fund, the OMEGA Fund and Old Mutual Bermuda in accordance with the arrangements described in the Placement Memorandum and the US Private Placement Memorandum and (ii) that it will not so issue any shares of beneficial interest if the result of such issue would be to prejudice the interests of the SAGA Fund.

10.10 The SAGA Fund hereby confirms to SBC Warburg that each of the Directors has received a copy of the memorandum referred to in clause 3.1(f).

11           INDEMNITY

11.1 No claim shall be made against SBC Warburg or any of its affiliates by any of the Warrantors to recover any loss, damage, liability, cost, charge or expense which any Warrantor may suffer or incur by reason of or arising out of the carrying out by (or on behalf of) SBC Warburg of its obligations and services under this Agreement or otherwise in connection with the Placing and its associated transactions or the proper exercise of its rights in accordance with any provision hereof (including without limitation, financial advisory services) unless such loss, damage, liability, cost, charge or expense shall have arisen by reason of the negligence, fraud or wilful default of SBC Warburg or any of its agents or affiliates or a breach by SBC Warburg of its obligations representations or warranties under this Agreement.

11.2 The Warrantors (other than the Master Trust) hereby jointly and severally undertake and the Master Trust severally undertakes to SBC Warburg for itself and as agent or trustee on behalf of and for the benefit of each and every other Indemnified Person (as defined in clause 11.7) to keep each and every Indemnified Person fully and effectively indemnified and held harmless from and against all or any losses, claims (whether successful, compromised or not), liabilities, actions, demands, proceedings, judgements and all reasonable costs, charges and expenses which any Indemnified Person may suffer or incur or which may be made, brought or established against any Indemnified Person in any jurisdiction whatsoever by a subscriber of Shares pursuant to the Placing or by any subsequent purchaser or transferee of Shares or by any other person, government, governmental agency or regulatory body whatsoever, including without limitation all such reasonable costs, charges and expenses which such Indemnified Person suffers or incurs in determining the extent of any such loss or in investigating, responding to, defending or disputing any such claim, liability, action or demand (whether or not the same is defended or disputed successfully) and the reasonable costs and expenses of the Indemnified Person in enforcing its rights under this clause 11, and which in any case is occasioned by or results from or is attributable to or arises in connection with (whether directly or indirectly) the arrangements referred to in or contemplated by this Agreement and/or the Placement Memorandum, including without limitation:

             (a) any of the Warranties given pursuant to clause 10.1 being, or being alleged to be, untrue, inaccurate or misleading in any respect; and/or

             (b) any breach by a Warrantor of any of its obligations under this Agreement; and/or

             (c)     the creation, allotment and issue of the Shares; and/or

             (d) the Placement Memorandum not containing, or being alleged not to contain, all information required to be stated therein by any law or regulation, or any statement therein (whether of fact, opinion, expectation or intention, including any forecast or estimate) being, or being alleged to be, untrue, inaccurate, incomplete or misleading in a material respect or (in the case of an opinion, expectation or intention) not based on reasonable grounds or having been made negligently or otherwise without the required standard of skill and care; and/or

             (e) any misrepresentation or alleged misrepresentation (by whomsoever made) being contained, or being alleged to be contained, in the Placement Memorandum; and/or

             (f) the performance by or on behalf of SBC Warburg of its obligations under this Agreement or otherwise in connection with the Placing and the arrangements hereby contemplated; and/or

             (g) any breach or alleged breach of the laws or regulations of any country resulting from the distribution of the Issue Documents or any other marketing material relating to the Placing or the Shares authorised for issue by the SAGA Fund (including without limitation the Preliminary Placement Memorandum dated 15th September 1995, a report entitled "Overview of the South African Economy", a report prepared by Messrs. Ivor Jones, Roy & Co. relating to the Portfolio, a summary of the Placement Memorandum dated 4th September 1995 and the slides used during the roadshows) or the allotment and issue of the Shares; and/or

             (h)     the transfer of the Portfolio to the Master Trust,

             save to the extent that any such loss, claim, liability, action, demand, proceeding, judgment, cost, charge or expense shall have arisen by reason of the negligence, fraud or wilful default of SBC Warburg or any of its affiliates or any breach by any Indemnified Person of any of its duties or obligations hereunder.

11.3 If any claim is made, or alleged, against any Indemnified Person, SBC Warburg shall, as soon as reasonably practicable after SBC Warburg becomes aware thereof, notify the Warrantors. If a Warrantor is notified of a claim made or threatened to be made against any Indemnified Person, it shall provide such Indemnified Person with all such information and assistance in relation thereto as such Indemnified Person shall reasonably require. SBC Warburg will, to the extent practicable, consult with any relevant Warrantor regarding the defence and possible settlement of any action to which the indemnity in clause 11.2 relates and will keep such Warrantor apprised as to the progress of any such action.

11.4 All sums payable under any indemnity contained in this clause 11 shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law. If any such deductions or withholdings are required by law or if the United Kingdom Inland Revenue or any other taxing authority in any jurisdiction brings into any charge to taxation (or into any computation of income, profits or gains for the purposes of any charge to taxation) any sum payable under any indemnity contained in this clause 11, then the amount so payable shall be grossed up by such amount as will ensure that after such deduction or withholding or the deduction of such tax there shall remain a sum equal to the amount which would otherwise be payable under such indemnity (additional payments being made by the relevant Warrantor as necessary from time to time).

11.5 Nothing in this clause 11 shall preclude SBC Warburg or any other Indemnified Person from exercising any rights it may have at common law or otherwise, including without limitation any right of contribution. For the avoidance of doubt and without prejudice to the generality of the foregoing, any indemnity contained in this clause 11 is in addition to and not in substitution for any and all indemnities to which SBC Warburg is entitled at law as agent of the SAGA Fund, provided that nothing in this clause shall entitle SBC Warburg to claim twice in respect of the same matter.

11.6 Any exclusion of liability on the part of SBC Warburg contained herein shall take effect subject to any limitations imposed thereon by the FSA or the Rules of the Securities and Futures Authority Limited.

11.7 In this clause 11, "Indemnified Persons" shall mean SBC Warburg, and each of its affiliates and "Indemnified Person" shall be construed accordingly.

12           TERMINATION

12.1 If at any time prior to Admission it shall come to the knowledge of any Warrantor or SBC Warburg that:

             (a) any statement contained in the Placement Memorandum is or has become untrue, inaccurate or misleading; or

             (b) any matter has arisen which would, if the Placement Memorandum were issued at that time, constitute an omission therefrom of matters required to be included therein; or

             (c) any of the Warranties was untrue or inaccurate or misleading as at the date hereof or would, if repeated by reference to the facts and circumstances subsisting at any time prior to Admission, be untrue or inaccurate or misleading; or

             (d) any Warrantor has not complied or cannot comply with its obligations under this Agreement,

             and such fact or event is, of itself or taken together with any other such fact or event, material in the context of the Placing, the relevant Warrantor or SBC Warburg (as the case may be) shall forthwith give notice thereof to the other parties to this Agreement and SBC Warburg shall have the right (exercisable in its absolute discretion but after consultation with Old Mutual and the SAGA Fund) at any time prior to Admission by notice in writing to other parties to this Agreement to terminate the obligations of SBC Warburg hereunder, in which event the provisions of clause 13 shall apply.

12.2 This Agreement shall be terminable by the SAGA Fund giving notice to the other parties to this Agreement in the event that SBC Warburg shall be in material breach of this Agreement.

12.3 If at any time prior to Admission any government regulation, crisis of international or national effect or any change in the conditions prevailing in any relevant financial market which is likely materially and adversely to affect the SAGA Fund and/or the Portfolio or which will make it inadvisable or inexpedient to proceed with the Placing occurs or comes into effect, each of SBC Warburg and Old Mutual shall have the right (subject to the prior consent of the other) at any time prior to Admission by notice in writing to the other parties to this Agreement to terminate this Agreement.

12.4 The obligations of the Master Trust under this Agreement shall continue in effect for a period beyond one year from the date hereof only so long as such continuance is specifically approved at least annually in the manner described in Rule 12b-1(b)(2) under the Investment Company Act, and if not so approved shall be deemed terminated.

12.5 The obligations of the Master Trust under this Agreement may be terminated at any time, without the payment of any penalty, by (i) a majority of the members of the board of trustees of the Master Trust who are not interested persons of the Master Trust and have no direct or indirect financial interest in the operation of the Master Trust 12b-1 Plan or in any agreements related to such plan or (ii) the vote of a Majority of the Outstanding Voting Securities of the Master Trust, in each case, on 60 days' notice given to each of the other parties hereto.

12.6 This Agreement will automatically terminate in the event of its assignment (as defined in the Investment Company Act) by SBC Warburg.

12.7 If this Agreement is terminated prior to Admission pursuant to clauses 12.2 or 12.3 the provisions of clause 13 shall apply.

13           EFFECT OF TERMINATION

             In the event that SBC Warburg, Old Mutual or the SAGA Fund shall exercise its right pursuant to clause 12 to terminate this Agreement or the provisions of this clause shall apply by virtue of clause 2.3, subject to the following provisions of this clause, all the outstanding obligations of SBC Warburg hereunder (and accordingly all obligations of Placees) and any outstanding obligations of any Warrantor shall cease and determine and none of the parties hereto shall have any claim against any other in respect of any matter or thing arising out of or in connection with this Agreement for compensation, costs, damages or otherwise howsoever save that:

             (a) Old Mutual shall, so long as no shares of the OMEGA Fund shall have been subscribed under the Initial Offering as defined in the US Placement Agreement, pay SBC Warburg a fee of US$250,000 for its services in connection with the Initial Offering and its associated transactions;

             (b) Old Mutual shall be liable for the legal fees and disbursements reasonably incurred by SBC Warburg in connection with the Placing and its associated transactions plus any VAT charged thereon and all such costs, charges, fees and expenses as are referred to in clause 9.2;

             (c) clause 11 (and any provision hereof necessary for the purpose of interpretation thereof) shall continue in full force and effect for all purposes;

             (d) such termination shall not prejudice any accrued rights or claims by any party against any other party hereto (including without limitation any right to make a claim under the Warranties in relation to any such matter as gave rise to a right to terminate this Agreement under clause 12) (it being understood that no claim for lost profits or commissions will survive such termination if such termination occurs before Admission);

             (e) the SAGA Fund and SBC Warburg shall take such steps as may be necessary to withdraw the Application and, if so requested in writing by SBC Warburg, the SAGA Fund shall make a press announcement in a form reasonably required by SBC Warburg;

             (f) the SAGA Fund shall forthwith repay all amounts received from Placees in respect of the subscription price of the Shares.

14           CONTINUING OBLIGATIONS

14.1 The SAGA Fund (in so far as lies within its powers howsoever arising) hereby undertakes to SBC Warburg that, except for the release of the announcement referred to in clause 6.1 and the publication of the Issue Documents or as may be required by the Irish Stock Exchange or any other regulatory authority or under any applicable laws or by any provision of this Agreement and except for the issue of marketing material as part of the Second Offering to institutional investors, neither the SAGA Fund nor any person on its behalf will at any time prior to the publication of the SAGA Fund's audited accounts for the period ending 30th June 1996 make any public announcement, public statement or public communication regarding the SAGA Fund which is material in relation to the Placing and/or the Shares, whether in response to enquiries or otherwise, without the prior consent of SBC Warburg, such consent not to be unreasonably withheld or delayed.

14.2 Each of the SAGA Fund and the Master Trust undertake to SBC Warburg that it will not between the date of this Agreement and the date on which the SAGA Fund's audited accounts for the period ending 30th June 1996 are published enter into any commitment or agreement or arrangement or knowingly do or permit to be done any other act or thing which, in any such case, constitutes a significant change in a matter contained in the Placement Memorandum or a significant new matter capable of affecting assessment of the Shares or which would otherwise give rise to any obligation to make any announcement to the Irish Stock Exchange in accordance with the Listing Rules without the prior consent of SBC Warburg, such consent not to be unreasonably withheld or delayed.

14.3 Each of the SAGA Fund and the Master Trust hereby undertakes to SBC Warburg that it shall at all times during the period (the "Relevant Period" ending on the date of publication of the report and accounts of the SAGA Fund and the Master Trust for the period ending 30th June 1996 (or any extended or shortened accounting period substituted therefor):

             (a) notify SBC Warburg in advance of, and forward to SBC Warburg for comment final proofs of, and discuss with SBC Warburg the content, timing and manner of, any announcement of profits or losses and dividends of the SAGA Fund and the Master Trust and any other information which is, in the reasonable opinion of the SAGA Fund or the Master Trust (as the case may require), likely materially to affect the general character or nature of the business of the SAGA Fund and/or the Master Trust or which may be necessary to be made known to the public in order to enable shareholders and the public to appraise the position of the SAGA Fund;

             (b) forward to SBC Warburg for comment the final proofs of all documents to be sent by the SAGA Fund to the holders of the SAGA Fund's securities and all press announcements to be issued by the SAGA Fund to the Irish Stock Exchange; and

             (c) not take any steps which in the reasonable opinion of SBC Warburg would be materially inconsistent with any expression of policy or intention in the Placement Memorandum.

14.4 During the Relevant Period the SAGA Fund and the Master Trust shall not alter, revise or amend the terms of, or terminate, any of the Material Contracts or waive any condition thereof except as previously agreed by SBC Warburg in writing (such agreement not to be unreasonably withheld or delayed).

15           NOTICES

15.1 Any notice or other communication to be given or made under or in connection with this Agreement shall be in writing for the attention of the relevant person stated below and served personally or sent by prepaid registered mail to the respective address set out below or by fax to the relevant number set out below or otherwise as the party required to receive the same may from time to time notify to the other parties:

             (a)     the Master Trust, the SAGA Fund, OMAM and Old Mutual
                     Bermuda

                     Richmond House
                     12 Par-la-Ville Road
                     Hamilton, Bermuda
                     Fax no: 809 292 4720
                     Attention: J.C.R. Collis

             (b)     Old Mutual

                     Mutualpark
                     Jan Smuts Drive
                     Pinelands 7405
                     Cape Town

                     South Africa
                     Fax no: 00 2721 509 3899
                     Attention: M.J. Levett

             (c)     SBC Warburg

                     1 Finsbury Avenue
                     London EC2M 2PA
                     Fax no: 0171 247 4984
                     Attention: Howard Myles

15.2 Any such notice or other communication shall be deemed to have been served:

             (a)     if delivered personally, at the time of delivery;

             (b) if posted, at 10.00 a.m. on the fourth business day after it was put into the post; and

             (c) if sent by fax, upon transmission and the receipt of the appropriate answerback at the end of such transmission.

15.3 In proving such service by post it shall be sufficient to prove that the letter containing the notice was properly addressed and delivered or put into the post as a prepaid registered letter. In proving effective transmission by fax, it shall be sufficient to prove that the fax containing such notice was sent to the appropriate number and the appropriate answerback was received at the end of the transmission in respect of the number of pages comprised in the notice.

16           MISCELLANEOUS

16.1 No neglect, delay or indulgence on the part of any party hereto in enforcing any term or condition hereof shall operate as a waiver thereof. None of the parties hereto shall be entitled to assert that any of its obligations has been waived unless the waiver was granted in writing and any waiver granted shall not release that party from performance of its remaining obligations. The exercise of any right, power or remedy by any party hereto under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy howsoever conferred. The rights, powers and remedies of any party hereto herein provided are cumulative and are not exclusive of any rights, powers or remedies provided by law or otherwise.

16.2 Any liability to SBC Warburg under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by SBC Warburg in its absolute discretion as regards any party under such liability without prejudicing or affecting its rights against any other party in respect of the same or a like liability, whether joint and several or otherwise.

16.3 The provisions of this Agreement (including without prejudice to the generality of the foregoing obligations, warranties, representations, undertakings, indemnities and covenants) which shall not have been fully completed shall continue in full force and effect notwithstanding the completion of all matters and arrangements referred to in or contemplated by this Agreement.

16.4 In exercising any right or power as trustee hereunder SBC Warburg shall be entitled to act in such manner as it shall in its absolute discretion consider appropriate and shall not be responsible in any way to any other person for so acting.

16.5 The illegality or unenforceability of any part of this Agreement shall not affect the legality or validity or enforceability of the remainder of this Agreement.

16.6 Any time, date or period mentioned in this Agreement may be extended by mutual agreement between Old Mutual the SAGA Fund and SBC Warburg but as regards any time, date or period originally fixed or so extended as aforesaid, time shall be of the essence of this Agreement.

16.7 This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any party may enter into this Agreement by executing any such counterpart.

17           PROTECTION OF TRUSTEES

17.1 This Agreement is executed and made by the trustees of the Master Trust not individually, but as trustees under the Declaration of Trust of the Master Trust dated as of September 1, 1995, and the obligations of this Agreement are not binding upon any of the such trustees individually.

18           GOVERNING LAW AND JURISDICTION

18.1 This Agreement shall be governed by and construed in accordance with the laws of England.

18.2 Each of the parties hereto hereby submits to the exclusive jurisdiction of the English Courts for all purposes relating to this Agreement.

18.3 Each Warrantor hereby appoints Norose Notices Limited at its registered office for the time being (being at the date hereof Kempson House, Camomile Street, London EC3A 7AN) to act as its agent to accept service of process out of the English High Court in relation to all matters arising out of this Agreement. If for any reason such agent shall cease to be the agent of any such party for the service of process, the relevant party shall forthwith notify SBC Warburg and, on request of SBC Warburg, appoint a new agent for service of process in England and deliver to SBC Warburg a copy of the new agent's acceptance of that appointment within 30 days. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

                                   SCHEDULE 1

                                   WARRANTIES

1  Recitals (A) to (H) (both inclusive) are true and accurate in all respects.

2 All factual information supplied in writing by any Warrantor or the Directors to SBC Warburg for the purposes of the Placing and the Placement Memorandum (including without limitation all material supplied for the purposes of any marketing activity or presentation relating thereto and the answers to the questions contained in the Verification Notes), was, to the best of the knowledge, information and belief of such party, when given, and remains, true and accurate in all material respects and not incomplete or misleading in any material respect and all forecasts, projections and estimates so supplied have been made after due and proper consideration, are fair and honest and represent reasonable expectations based on facts known or which ought on reasonable enquiry to have been known to such party or the Directors.

3 The Placement Memorandum complies with all applicable laws and the Listing Rules and, without prejudice to the generality of the foregoing, contains all the information which investors in the SAGA Fund and their professional advisers would reasonably require, and reasonably expect to find there, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the SAGA Fund and the Master Trust and of the rights attaching to the Shares.

4 All statements of fact contained in the Placement Memorandum are true and accurate in all material respects and are not misleading and there are no facts known or which on reasonable enquiry ought to have been known to the SAGA Fund, the Master Trust, Old Mutual or the Directors which are not disclosed in the Placement Memorandum the omission of which could make any statement therein misleading in a material respect or which in the circumstances of the Initial Offering and its associated transactions might affect the import of any information contained in the Placement Memorandum in a material respect or be material for disclosure therein or to any prospective subscriber for Shares under the Initial Offering.

5 All statements, forecasts, estimates and expressions of opinion, intention and expectation contained in the Placement Memorandum have been made after due and proper consideration, are fair and honest and are reasonably based on facts known to the SAGA Fund, the Master Trust, Old Mutual or the Directors and, to the extent that they are based on reasonable assumptions, have regard to the facts which are known or which on reasonable enquiry ought to have been known to such party or the Directors.

6 The Initial Offering and the transactions referred to or provided for by the Material Contracts and the creation, allotment and issue of the Shares, to the extent appropriate, comply with the Statutes, the Listing Rules and all other applicable laws, rules and regulations of Bermuda, the Republic of South Africa and the Republic of Ireland. Any issue or distribution of the Placement Memorandum or any marketing material relating to the SAGA Fund by any Warrantor (other than any issue or distribution by SBC Warburg on behalf of such Warrantor) will, to the extent appropriate, comply with the Statutes, the Listing Rules and all other applicable laws, rules and regulations of each jurisdiction in or into which such issue or distribution is made.

7 The SAGA Fund has power under its Memorandum of Association and Bye-Laws, and the Directors are duly authorised and empowered, to allot and issue the Shares comprised in the Initial Offering without any further sanction or consent by members of the SAGA Fund or any class of them and no consents are required by the SAGA Fund or the Directors to allot and issue any such shares, or by any Warrantor to enter into and perform this Agreement and any other Material Contract entered into by such Warrantor or by any Warrantor to pay all commissions, fees, costs and expenses provided for herein, which in each case have not been unconditionally obtained.

8 Compliance has been or will be made with all other legal requirements concerning the SAGA Fund, the Master Trust and its officers and relating to the Placing, the SAGA Fund's and the Master Trust's statutory books and minute books have been or will at the Initial Closing Date be properly written up and the SAGA Fund has not received any application or request for rectification of its register of members.

9 A true and up-to-date copy of the Memorandum of Association and Bye-Laws of the SAGA Fund (together with copies of all resolutions required by law to be annexed thereto) and of the Declaration of Trust relating to the Master Trust have been supplied to SBC Warburg or its legal counsel prior to the date of this Agreement.

10 Neither the SAGA Fund nor the Master Trust has ever carried on any business and has not incurred any material liabilities other than those referred to in the Placement Memorandum and (apart from a registrars' agreement with Westbroke Limited) the only material contracts to which each of the SAGA Fund and the Master Trust is a party or by which it is bound are those described in the Placement Memorandum.

11 No petition has been filed, order made or effective resolution passed for the liquidation or winding-up of the SAGA Fund.

12 Neither the Master Trust nor the SAGA Fund is engaged in any material litigation or arbitration proceedings or in any material proceedings before any governmental, quasi-governmental or regulatory body and no such proceedings are threatened or pending and there are no circumstances known to any Warrantor which are likely to give rise to any such proceedings.

13 The Placement Memorandum contains all relevant information concerning any actual or potential material conflicts of interest between the SAGA Fund or the Master Trust on the one hand and the Directors or any Warrantor on the other hand of which the Warrantors are aware having made all reasonable enquiries.

14 The SAGA Fund does not have any subsidiaries nor does it own any securities or have any beneficial interest in any other company or entity and the SAGA Fund has not entered into any binding commitment to acquire any investment (other than interests in the Master Trust) or to enter into any joint venture arrangement.

15 Neither the SAGA Fund nor, to the best of the knowledge and belief of the Warrantors, any person acting on its behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the Shares in the United States (except that no representation is made as to the actions of SBC Warburg or any of its affiliates).

16 The SAGA Fund has received advice from its US legal counsel, Bingham, Dana &
   Gould, that on the Completion Day the SAGA Fund will not be an investment company required to be registered under the Investment Company Act pursuant to section 3(c)(i) of that Act.

17 Neither the SAGA Fund, nor any person acting on its behalf to the best of the knowledge and belief of the SAGA Fund having made all reasonable enquiries, has offered or sold or will offer or sell Shares in the United States or for the account of a US Person (except that no representation is made as to the actions of SBC Warburg or any of its affiliates).

18 The Master Trust has or will at the Initial Closing Date have good and marketable title to the Portfolio free from all liens, charges, encumbrances, equities and other third party rights; all governmental or other consents required for the transfer of the Portfolio to the Master Trust will by the date of its transfer have been obtained and be in full force and effect.

19 The Global Fund has or will at the Initial Closing Date have good and marketable title to the Global Fund Portfolio (as defined in the Portfolio Transfer and Subscription Agreement), free from all liens, charges, encumbrances, equities and other third party rights; all governmental or other consents required for the transfer of such Global Fund Portfolio to the Global Fund will by the date of its transfer have been obtained and be in full force and effect.

20 Each Warrantor has full power and authority to enter into and perform the obligations imposed on it pursuant to the terms of, this Agreement and any other Material Contract entered into by such Warrantor.

21 The warranties numbered 1 to 4 (inclusive) in Annex A to the US Placement
   Agreement are true and accurate in all respects in so far as they relate to the Master Trust.

SIGNED by  WILLIAM BOYAN                               )
for and on behalf of                                   )
OLD MUTUAL SOUTH AFRICA                                )
EQUITY TRUST                                           )
in the presence of: ANDREW MITCHELL                    )
                                                       WILLIAM BOYAN
                                                       Duly authorised signatory

SIGNED by KENNETH WILLIAMS                             )
for and on behalf of                                   )
OLD MUTUAL SOUTH AFRICA                                )
GROWTH ASSETS FUND LIMITED                             )
in the presence of: ANDREW MITCHELL                    )
                                                       KENNETH WILLIAMS
                                                       Duly authorised signatory

SIGNED by MICHAEL LEVETT                               )
for and on behalf of                                   )
SOUTH AFRICAN MUTUAL LIFE                              )
ASSURANCE SOCIETY                                      )
in the presence of: ANDREW MITCHELL                    )
                                                       MICHAEL LEVETT
                                                       Duly authorised signatory

SIGNED by WILLIAM LANGLEY                              )
for and on behalf of                                   )
OLD MUTUAL ASSET MANAGERS                              )
(BERMUDA) LIMITED                                      )
in the presence of: ANDREW MITCHELL                    )
                                                       WILLIAM LANGLEY
                                                       Duly authorised signatory

SIGNED by MICHAEL LEVETT                               )
for and on behalf of                                   )
OLD MUTUAL FUND HOLDINGS                               )
(BERMUDA) LIMITED                                      )
in the presence of: ANDREW MITCHELL                    )
                                                       MICHAEL LEVETT
                                                       Duly authorised signatory

SIGNED by HOWARD MYLES                                 )
WILLIAM ROGERS                                         )
for and on behalf of                                   )
SWISS BANK CORPORATION                                 )
in the presence of: ANDREW CORRIE                      )
                                                       WILLIAM ROGERS
                                                       HOWARD MYLES
                                                       Duly authorised signatory